SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

BankUnited, Inc.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

06652K103
(CUSIP Number)

November 21, 2013**
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

(Page 1 of 19 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The Reporting Persons have determined to voluntarily file this exit Amendment at this time prior to the required deadline after the end of the calendar year.

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 2 of 19

1	NAME OF REPORTING PERSON Centerbridge Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,725,239
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,725,239
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,725,239
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 3 of 19

1	NAME OF REPORTING PERSON Centerbridge Capital Partners Strategic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 137,608
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 137,608
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,608
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 4 of 19

1	NAME OF REPORTING PERSON Centerbridge Capital Partners SBS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,131
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,131
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,131
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 5 of 19

1	NAME OF REPORTING PERSON CB BU Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 237,131
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 237,131
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 237,131
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 6 of 19

1	NAME OF REPORTING PERSON CB BU Investors II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 137,285
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 137,285
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,285
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 7 of 19

1	NAME OF REPORTING PERSON CB BU Investors III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 124,806
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 124,806
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,806
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 8 of 19

1	NAME OF REPORTING PERSON Centerbridge Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,368,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,368,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,368,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 9 of 19

1	NAME OF REPORTING PERSON Centerbridge GP Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,368,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,368,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,368,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 10 of 19

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,368,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,368,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,368,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 11 of 19

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,368,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,368,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,368,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 12 of 19

Item 1(a).	NAME OF ISSUER

The name of the issuer is BankUnited, Inc. (the “Company”).

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

The Company’s principal executive offices are located at 14817 Oak Lane, Miami Lakes, FL 33016.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i)	Centerbridge Capital Partners, L.P., a Delaware limited partnership ("CCP"), with respect to the Common Stock (as defined in Item 2(d) below) beneficially owned by it;
(ii)	Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership ("CCPS"), with respect to the Common Stock beneficially owned by it;
(iii)	Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership ("SBS"), with respect to the Common Stock beneficially owned by it;
(iv)	CB BU Investors, L.L.C., a Delaware limited liability company ("CBBU"), with respect to the Common Stock beneficially owned by it;
(v)	CB BU Investors II, L.L.C., a Delaware limited liability company ("CBBU II"), with respect to the Common Stock beneficially owned by it;
(vi)	CB BU Investors III, L.L.C., a Delaware limited liability company ("CBBU III"), with respect to the Common Stock beneficially owned by it;
(vii)	Centerbridge Associates, L.P., a Delaware limited partnership ("CALP"), as managing member of CBBU, CBBU II and CBBU III and as general partner of CCP, CCPS and SBS, with respect to the Common Stock beneficially owned by CCP, CCPS, SBS, CBBU, CBBU II and CBBU III;
(viii)	Centerbridge GP Investors, LLC, a Delaware limited liability company ("CGPI"), as general partner of CALP, with respect to the Common Stock beneficially owned by CCP, CCPS, SBS, CBBU, CBBU II and CBBU III;
(ix)	Mark T. Gallogly ("Mr. Gallogly") as managing member of CGPI, with respect to the Common Stock beneficially owned by CCP, CCPS, SBS, CBBU, CBBU II, CBBU III, CALP and CGPI; and
(x)	Jeffrey Aronson ("Mr. Aronson") as managing member of CGPI, with respect to the Common Stock beneficially owned by CCP, CCPS, SBS, CBBU, CBBU II, CBBU III, CALP and CGPI.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 13 of 19

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

Item 2(c).	CITIZENSHIP

CBBU, CBBU II, CBBU III and CGPI are limited liability companies organized under the laws of the State of Delaware. CCPS, CCP, SBS and CALP are limited partnerships organized under the laws of the State of Delaware. Messrs. Gallogly and Aronson are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, $0.01 Par Value ("Common Stock").

Item 2(e).	CUSIP NUMBER

06652K103

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 14 of 19

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _________________________

Item 4.	OWNERSHIP

This Schedule 13G/A reports beneficial ownership of shares of Common Stock beneficially owned by the Reporting Persons as of the date hereof.

A.	Centerbridge Capital Partners, L.P.
	(a)	Amount beneficially owned: 3,725,239
(b)

Percent of class:  3.7%.  The percentages used herein and in the rest of Item 4 are calculated based upon the 100,926,893 shares of Common Stock issued and outstanding on November 6, 2013 as reflected in the Form 10-Q of the Company for the quarterly period ended September 30, 2013, filed on November 8, 2013.

	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 3,725,239
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 3,725,239
CCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

B.	Centerbridge Capital Partners Strategic, L.P.
	(a)	Amount beneficially owned: 137,608
	(b)	Percent of class: 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 137,608
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 137,608
CCPS has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

C.	Centerbridge Capital Partners SBS, L.P.
	(a)	Amount beneficially owned: 6,131
	(b)	Percent of class: Less than 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 6,131
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 6,131
SBS has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 15 of 19

D.	CB BU Investors, L.L.C.
	(a)	Amount beneficially owned: 237,131
	(b)	Percent of class: 0.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 237,131
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 237,131
CBBU has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its managing member, CALP.

E.	CB BU Investors II, L.L.C.
	(a)	Amount beneficially owned: 137,285
	(b)	Percent of class: 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 137,285
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 137,285
CBBU II has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its managing member, CALP.

F.	CB BU Investors III, L.L.C.
	(a)	Amount beneficially owned: 124,806
	(b)	Percent of class: 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 124,806
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 124,806
CBBU III has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its managing member, CALP.

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 16 of 19

G.	Centerbridge GP Investors, LLC and Centerbridge Associates, L.P.
	(a)	Amount beneficially owned: 4,368,200
	(b)	Percent of class: 4.3%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 4,368,200
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 4,368,200
CALP, as managing member of CBBU, CBBU II and CBBU III, and as general partner of CCPS, CCP, SBS, and CGPI, as the general partner of CALP, share the power to dispose of and the power to vote the Common Stock beneficially owned by CBBU, CBBU II, CBBU III, CCPS, CCP and SBS. Neither CALP nor CGPI directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CBBU, CBBU II, CBBU III, CCPS, CCP and SBS. However, none of the foregoing should be construed in and of itself as an admission by CALP or CGPI or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CALP and CGPI expressly disclaims beneficial ownership of shares of common stock owned by any of CBBU, CBBU II, CBBU III, CCPS, CCP and SBS.

H.	Mark T. Gallogly and Jeffrey Aronson
	(a)	Amount beneficially owned: 4,368,200
	(b)	Percent of class: 4.3%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 4,368,200
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 4,368,200
Messrs. Gallogly and Aronson, as managing members of CGPI, share power to vote the Common Stock beneficially owned by CCP, CCPS, SBS, CBBU, CBBU II and CBBU III. Neither Mr. Gallogly nor Mr. Aronson directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP, CCPS, SBS, CBBU, CBBU II and CBBU III. However, none of the foregoing should be construed in and of itself as an admission by Messrs. Gallogly or Aronson or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Gallogly and Mr. Aronson expressly disclaims beneficial ownership of shares of Common Stock owned by any of CCP, CCPS, SBS, CBBU, CBBU II, CBBU III, CALP and CGPI.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ x ]

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 17 of 19

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 18 of 19

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: November 21, 2013

Centerbridge Capital Partners, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge GP Investors, LLC, its general partner

/s/ Mark T. Gallogly
Name:	Mark T. Gallogly
Title:	Authorized Signatory

Centerbridge Capital PARTNERS SBS, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge GP Investors, LLC, its general partner

/s/ Mark T. Gallogly
Name:	Mark T. Gallogly
Title:	Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge GP Investors, LLC, its general partner

/s/ Mark T. Gallogly
Name:	Mark T. Gallogly
Title:	Authorized Signatory

CB BU Investors, L.L.C.

By: Centerbridge Associates, L.P., its managing member

By: Centerbridge GP Investors, LLC, its general partner

/s/ Mark T. Gallogly
Name:	Mark T. Gallogly
Title:	Authorized Signatory

CUSIP No. 06652K103	SCHEDULE 13G/A	Page 19 of 19

CB BU Investors II, L.L.C.

By: Centerbridge Associates, L.P., its managing member

By: Centerbridge GP Investors, LLC, its general partner

/s/ Mark T. Gallogly
Name:	Mark T. Gallogly
Title:	Authorized Signatory

CB BU Investors III, L.L.C.

By: Centerbridge Associates, L.P., its managing member

By: Centerbridge GP Investors, LLC, its general partner

/s/ Mark T. Gallogly
Name:	Mark T. Gallogly
Title:	Authorized Signatory

Centerbridge Associates, L.P.

By: Centerbridge GP Investors, LLC, its general partner

/s/ Mark T. Gallogly
Name:	Mark T. Gallogly
Title:	Authorized Signatory

Centerbridge GP Investors, LLC

/s/ Mark T. Gallogly
Name:	Mark T. Gallogly
Title:	Authorized Signatory

MARK T. GALLOGLY

/s/ Mark T. Gallogly

JEFFREY H. ARONSON

/s/ Jeffrey H. Aronson